EMPLOYMENT AGREEMENT

         This Employment Agreement is executed on February 20th, 1996 by and between Cantar/Polyair Inc., an Ontario Corporation, having its executive offices located at 195 Rexdale Boulevard, Rexdale, Ontario M9W 1P7, (the "Company") and Henry Schnurbach, an individual residing at 325 Courtleigh Blvd., Toronto, Ontario (the "executive).

         In consideration of the terms and conditions hereinafter set forth, the parties hereto agree as follows:

1. Employment. The Company shall employ the Executive for a term (the "Term") commencing on and as of the date Polyair Inter Pack Inc., the parent corporation of the Company, successfully completes the initial public offering of its common shares to the public pursuant to a Preliminary Prospectus dated December 20, 1995, and continuing indefinitely until terminated pursuant to Section 6.

2. Duties. The Company agrees to employ the Executive to act as its President and Chief Executive Officer, and the Executive hereby agrees to serve the Company and its subsidiaries in such capacity, to perform such duties and to assume such authorities and responsibilities which are commensurate with the office of President and Chief Executive Officer as the Board of Directors of the Company and its subsidiaries, may from time to time determine. The Executive shall be responsible and have authority for all aspects of the Company's business and operations, subject in all cases to the ultimate authority of the Board of Directors of the Company. For and during the Terms of this Agreement the Executive shall be entitled to sit on the Board of Directors of the Company.

3. Compensation.

     3.1 As compensation for all services to be rendered by the Executive hereunder, the Company aggress to pay to Executive a salary (the "Salary") at the rate of $285,000 per year. The Board of Directors will review the Salary on an annual basis giving consideration to all relevant terms including, without limitation, the economic conditions in general, the performance and financial position of the Company and the Executive's performance.

     3.2 Payment. The Executive's Salary shall be payable in equal monthly instalments or in such other instalments as may be agreed upon by the parties. The Salary shall be calculated at the commencement of each year for purposes of determining the Executive's monthly or other periodic rate of pay.

     3.3 Bonus. The Executive will receives a minimum annual bonus (the "Minimum Bonus") equal to 2.5% of Profits (as defined below). The Executive will also receive an additional Bonus (the "Additional Bonus") for each year equal to 2.5% of Profits in excess of the amount which is equal to six (6%) percent of gross revenues for such year. The Minimum Bonus would be payable within 30 days of the finalization of the Company's audited financial statements. The percentage of the Bonus will be reviewed by the Board of Directors on an annual basis in accordance with the criteria under Section 3.1. For purposes of this
          Section 3.3, "Profits" (and revenues as the context requires) will mean that of the Company, and its subsidiaries on a consolidated basis, after payment and accrual of all expenses and interest and taxes, all in accordance with generally accepted accounting principles. Any Bonus earned which can not be paid due to lending restrictions will accrue and bear interest at the prime lending rate of the Company's working capital lender as in effect from time to time. All transactions between the Company and any Affiliates will be accounted for on an arms' length basis. Profits will be adjusted to reverse the impact of interest income due to cash balances due to the initial public offering of Polyair Inter Pack Inc., the parent corporation of the Company herein. The Board of Directors may elect to authorize any amount of additional Bonus based on the Board's determination of financial condition and performance and Executive's performance. Notwithstanding anything herein contained or contemplated to the contrary, the Minimum Bonus and the Additional Bonus which may be earned by the Executive in any year shall not exceed the aggregate sum of $500, 000 all inclusive.

4. Insurance and Other Benefits. The Executive shall be entitled to participate, if the Executive so elects and is eligible therefore, in any plans for the benefit of officers or employees of the Company from time to time in force, including, but not limited to, disability and medical insurance and group life insurance. In furtherance, and not in limitation of the foregoing, the Company agrees as follows:

5.   Expenses, Automobiles, Vacations, etc..

     5.1 Expenses. The Executive shall be entitles to reimbursement for normal and reasonable expenses incurred on behalf of the Company in furtherance of its business, as supported by vouchers there for in accordance with the Company's policies in force from time to time.

     5.2 Vacation, etc. The Executive shall be entitled to six (6) weeks annual vacations, holidays, sick leaves of absence in accordance with the Company's general policies and practices in force from time to time.

     5.3 Use of Automobile. The Company shall provide the Executive with an automobile (similar to that provided to all other senior management of the Company from time to time) as its expense (ie: whereby the Company shall pay all related expenses with regard to the use and maintenance of such automobile consistent with the policies of the Company as they relate to all senior executives on the date hereof) in accordance with the Company's general policies and practices in force from time to time.

6.   Termination of Employment.

     6.1 For Cause. The Board of Directors of the Company may terminate the Executive's employment hereunder and remove the Executive from his position with the Company at any time for Cause. The term "Cause" as used in this Agreement shall be deemed to refer to and include only:

          6.1.1 The failure by the Executive to substantially perform his duties pursuant to the terms of this Agreement without good cause, within a reasonable period, after a written demand for substantial performance is delivered to the Executive by the Board of Directors.

          6.1.2 The wilful engaging by the Executive in misconduct or inaction materially injurious to the Company. For purpose of this Section, an act or failure to act shall not be considered "wilful", unless done or omitted in bad faith without reasonable belief on the Executive's part that his action or omissions was in the best interest of the Company.

          6.1.3 The   Executive's   conviction  for  a  felony  or  misdemeanour
               involving moral turpitude.

     6.2 Disability or Death. If, in the judgement of the Company's Board of Directors, the Executive fails to render services of the character contemplated hereby because of illness or other incapacity for a period of six (6) consecutive months, or for shorter periods aggregating more than six (6) months in any consecutive twelve (12) months, the Board of Directors may determine that the Executive had become disabled and may elect to terminate his employment hereunder, effective as of the date of such determination. In the event of the Executive's death during the term hereof, this Agreement shall terminate forthwith.

     6.3 Without Cause. The Company may terminate the Executive for any reason without "Cause" upon thirty (30) days' prior notice, in which case the provision of Section 6.4 shall apply.

     6.4 Severance. If the Executive's employment hereunder is terminated pursuant to Sections 6.3 or 6.6, the Company shall pay the Executive as severance pay, subject to appropriate deductions, one-twelfth (1/12) of his annual Salary for each full month occurring after his employment termination (herein "Monthly Severance Payment") during the twenty-four month period following termination (the "Severance Period"). Except in the event of termination under Section 6.1, notwithstanding termination, the Executive will be entitled to a pro rata share of the Bonus earned for the year of termination (based on the period of such year prior to termination). The Executive shall be entitled to participate, throughout the Severance Period, at the Company's expense, in the Company's employee benefit plans and programs as described in Section 4 or an equivalent plans or programs established by the Company, and the Company shall be responsible for the payment of any unpaid amount on account of the Severance Period with respect to Salary. Furthermore, any and all stock options granted to Executive to purchase shares of Polyair Inter Pack Inc. or Consolidated Mercantile Corporation shall be deemed to have fully vested to and with Executive on and as of the date of termination of this Agreement to the extent this Agreement is terminated pursuant to Sections 6.3 or 6.6 hereof. For greater clarity it is acknowledged by the parties that the severance obligations of the Company herein shall not be reduced or mitigated by reason of Executive securing alternate employment or other sources of income during the 24 month period following the termination of this Agreement pursuant to Sections 6.3 or 6.6 hereof.

     6.5 Voluntary Termination. If the Executive voluntarily terminates his employment hereunder other than as provided in Section 6.6, he shall give (i) three (3) months written notice and (ii) be paid Salary and any and all Bonuses through the date of his termination and shall receive other compensation and benefits, if any, for such three (3) month period as provided under the Company's applicable plans and programs.

     6.6 Certain Changes Affecting the Executive's Employment. "Certain changes affecting the Executives employment" shall mean any material diminution in benefits or employment conditions as a result of which the Executive terminates his employment hereunder, including any of the following:

          6.6.1 a material breach by the Company of its obligations under this Agreement.

7.   Inventions, Confidential Information and Related Matters.

     7.1 Definitions. For purposes of this Agreement, the terms set forth below shall have the following meaning:

          7.1.1 Products.   Finished  and  other  products  being  manufactured,
               assembled, processed, distributed or marketed, in whole or in part, by the Company or any Affiliate.

          7.1.2 Confidential Information. That secret proprietary information of the Company or any Affiliate or whatever kind or nature disclosed to the Executive or known by the Executive (whether or not discovered or developed by the Executive) as a consequence of or through his employment with the Company. Such proprietary information shall include information relating to the Products, processing, manufacturing, assembly, quality control, know-how, research and development, sources of supplies and materials, operating and other cost data, distribution arrangements and Product proposals and marketing, any of which the Company or any Affiliate engages in business (including industries supplying to or purchasing from the Company or any Affiliates) in the United States and Canada and shall specifically include all information contained in manuals, memoranda, formulae, plans, drawings and designs, specifications, equipment and machinery configurations, and records of the Company and any Affiliate. Provided however, Executive shall not be liable for disclosure of confidential information if same becomes publicly known, or if Company has provided its prior written consent for such disclosure.

          7.1.3 Inventions. Those discoveries, developments, concepts and ideas whether or not patentable, relating to the Products and to the present and prospective activities of the Company or any Affiliate (which activities are known to the Executive by reason of his employment with the Company).

          7.1.4 Affiliate. The Company or any subsidiary corporation of either of them.

     7.2 Inventions. All Inventions which are at any time developed by the Executive acting alone or in conjunction with others, during the period commencing with his employment by the Company, until the termination of this Agreement (or, if based on or related to the Executive's activities with the Company or on behalf of any Affiliate or any Confidential Information or Invention(s) made by the Executive within three years after the termination of Employee's employment) shall be the property of the Company, free of any reserved or other rights of any know on the Executive's part in respect thereof. The Executive agrees promptly to make full disclosure of any such Inventions to the Company, and at its cost and expense to execute formal applications for patents and also to do all other acts and things (including, among others, the execution and delivery of instruments and further assurance or confirmation) deemed by the Company to be necessary or desirable at any time or times in order to effect the full assignment to the Company of his rights and title to such Inventions and otherwise to carry out the purposes of this section.

     7.3 Non-Disclosure. Except as required by his duties hereunder, the Executive agrees that he will never, during or after his employment with the Company, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information or Inventions without the prior written consent of the Company.

     7.4 Return of Proprietary Materials. Upon termination of his employment with the Company, all equipment, models, prototypes, designs, plans, drawings, documents, procedural manuals, specifications, guides and similar materials, records, notebooks and similar repositories of or containing Confidential Information or Inventions, including all whether prepared by the Executive or others, will be left with or promptly returned by the Executive to the Company.

     7.5 Non-Competition. Subject to the performance by the Company of its obligations, if any, under Sections 6.4, 6.5 or 6.6 hereof, during the twenty-four months thereafter, the Executive shall not, without prior written consent of the Company, directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate representative, importer, distributor or otherwise, become employed or otherwise associated with or representing, any other person, corporation (except the Company and any Affiliate), firm, partnership, or other entity whatsoever engaged, in the United States or Canada, in any line of business engaged in (or actively planned to be engaged in) by the Company or any Affliate; provided, however, that anything above to the contrary notwithstanding, the Executive may own, as an inactive investor during such period, securities of any competitor corporation or other entity, so long as his holding in any one such corporation or entity shall not constitute more that two (2%) percent of the voting stock of such corporation or other entity.

     7.6 Survival of Obligations. Employee's obligations under this section 7 shall survive termination of this Agreement pursuant to section 6.

     7.7 Options. The Executive shall be granted stock options to purchase common shares in the capital stock of Polyair Inter Pack inc. and Consolidated Mercantile Corporations as follows:

          (a) 320,000 common shares of Polyair Inter Pack inc. (the "Float");

          (b) 60,000 common shares of Consolidated Mercantile Corporation at $2.60 per share;

          (c) 60,000 common shares of Polyair Inter Pack Inc. owned by Consolidated Mercantile Corporation. Such option(s) shall be deemed granted to Executive on terms similar to the Polyair Inter Pack Inc. stock option plan save and except that the vesting period shall be three (3) years instead of seven (7) years and the Executive must, correspondingly, exercise such options within one hundred, eighty
          (180) days following such three (3) year period.

          All the aforementioned stock options shall be granted to Executive in accordance with the terms and process set forth in the respective sock option plans in force with respect to Polyair Inter Pack inc. and Consolidated Mercantile Corporation (except as modified by this Agreement) and shall be at all times be subject to compliance with all applicable requirements of the Securities Regulatory Authorities.

8. Assignment - Survival. Expect as provided below, either party shall have the right to assign this Agreement or any rights or obligations hereunder without the consent of the other party; provided, however, that this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company, and their respective successors and assigns, upon liquidation, dissolution or winding upon of the Company, or upon any sale of all or substantially all of the assets of the Company, or upon any merger or consolidation of the Company, as though successors and assigns of the Company and their respective successors and assigns were the Company. The respective rights and obligations of the parties hereunder will survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The Executive's executor or successors by will or descent shall have the right to enforce any of the Executive's rights under the Agreement which survive termination.

9. Severability. The invalidity of unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the remaining terms or provisions thereof, which shall remain in full force and effect, and, should any tribunal having jurisdiction determine that any such term or provision is unenforceable, by reason of its overbreadth, whether as to time, geographical scope or otherwise, then such term or provision shall be deemed to be amended to reduce its scope by the degree of such overbreadth.

10. Notices. All notices required or permitted hereunder shall be given or made in writing and shall be sufficiently given ten (10) days after sending by registered mail to the addresses set forth on page 1, or to such other address as either party shall designate by notice so given to the other.

11. Governing Law. This Agreement shall be interpreted and construed under the laws of the Province of Ontario applicable to contracts executed and to be performed wholly within such Province.

IN WITNESS WHEREOF, the parties have executed this agreement as of the date first above written.

                                            CANTAR/POLYAIR INC.

                                            Per:_________________________
                                                   Fred A Litwin
                                                   Director




------------------------          ----------------------------
Witness as to the Signature of      HENRY SCHNURBACH
Henry Schnurbach


         For the sole and exclusive purpose of consenting to the stock option provisions contained herein pursuant to Sections 6.4, 7(b) and (c) as they relate to Consolidated Mercantile Corporation and Polyair Inter Pack Inc., the undersigned hereby execute this Agreement.


                                            CONSOLIDATED MERCANTILE CORPORATION

                                            PER:________________________


                                            PER:________________________


                                            POLYAIR INTER PACK INC.

                                            PER:________________________


                                            PER:________________________